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                                                     PURSUANT RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 33-98532



PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 23, 1995)

                    [LOGO OF ASTORIA FINANCIAL CORPORATION}

            Automatic Dividend Reinvestment and Stock Purchase Plan

                     Common Stock, Par Value $.01 Per Share

  Astoria Financial Corporation is offering to holders of its common stock, par value $.01 per share, the opportunity to purchase additional shares of its common stock under an Automatic Dividend Reinvestment and Stock Purchase Plan. The Plan provides shareholders of common stock with a means of automatically reinvesting cash dividends in additional shares of common stock. The Plan also provides certain investors with a systematic and convenient method to purchase shares of common stock through optional cash payments.

  Astoria Financial's outstanding shares of common stock are, and the shares received under the Plan will be, traded on the Nasdaq National Market. A total of 300,000 shares of common stock have been registered with the Securities and Exchange Commission for sale pursuant to the Plan.

  Under the provisions of the Plan, shares of common stock may be purchased by The Chase Manhattan Bank, the Plan Administrator, on the open market, through negotiated purchases or directly from Astoria Financial. Shares purchased on the open market and in negotiated purchases will be purchased at prevailing prices. The purchase price will be the weighted average purchase price of the common stock purchased with all such dividends and with all such optional cash payments. The price of original issue shares of common stock will be the average closing sales price of the common stock, as quoted on the Nasdaq National Market, for the five trading days immediately before the relevant investment date.

  The Plan does not represent a change in Astoria Financial's dividend policy or a guarantee of future dividends. Dividends will continue to depend on earnings, financial requirements, governmental regulations and other factors.

  It is recommended that this Prospectus be retained for future reference.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

          The date of this Prospectus Supplement is February 1, 2000.

  No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Astoria Financial. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy any such securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Astoria Financial since any of the dates as of which the information is contained or incorporated by reference in this Prospectus.

                             AVAILABLE INFORMATION

  Astoria Financial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and, in accordance with, files reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. You may also obtain copies of such material by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. If available, you may also access such information through the Commission's electronic data gathering, analysis and retrieval system, commonly referred to as EDGAR, via electronic means, including the Commission's home page on the Internet (http://www.sec.gov). The common stock of Astoria Financial is traded on the Nasdaq National Market under the symbol "ASFC." You may inspect the reports, proxy statements and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

  Astoria Financial has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, referred to as the Securities Act, with respect to the common stock offered in this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement. In addition, certain documents filed by Astoria Financial with the Commission have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." For further information with respect to Astoria Financial and the common stock, reference is made to the Registration Statement, including the exhibits and the documents incorporated by reference in this Prospectus. The Registration Statement may be inspected by anyone without charge at the public reference facilities of the Commission in Washington, D.C., and copies of all or part of it may be obtained from the Commission upon payment of the prescribed fees.

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                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by Astoria Financial are incorporated by reference and made a part of this Prospectus:

  . Astoria Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

  . Astoria Financial's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999, June 30, 1999 and March 31, 1999;

  . Astoria Financial's Current Reports on Form 8-K dated October 20, 1999 and October 25, 1999;

  . The description of the common stock set forth in the Registration Statement on Form 8-A, filed by Astoria Financial Corporation with the Commission pursuant to Section 12 of the Exchange Act.

  All reports subsequently filed by Astoria Financial pursuant to Sections 13(a) or (c) of the Exchange Act, any definitive proxy or information statements filed pursuant to Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting and any reports filed pursuant to Section 15(d) of the Exchange Act prior to the termination of the offering of the common stock offered shall be incorporated by reference and be a part of this Prospectus. Any statement contained in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus. You may obtain a copy of our filings with the Commission at no cost, by writing or telephoning us at the following address:

                          Astoria Financial Corporation
                          Attention: Shareholder/Investor Relations
                          One Astoria Federal Plaza
                          Lake Success, New York 11042
                          (516) 327-3000

As used in this Prospectus, "we" and "us" and "our" refer to Astoria Financial Corporation and its consolidated subsidiaries, including Astoria Federal Savings and Loan Association, depending on the context.

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                         ASTORIA FINANCIAL CORPORATION

  We are a corporation organized on June 14, 1993, and are a unitary savings and loan association holding company for Astoria Federal Savings and Loan Association, which we refer to as Astoria Federal. At September 30, 1999, on a consolidated basis, we had total assets of $22.86 billion, deposits of $9.44 billion, and total stockholders' equity of $1.36 billion.

  Our primary business is the operation of our wholly owned subsidiary, Astoria Federal. In addition to directing, planning and coordinating the business activities of Astoria Federal, we invest primarily in U.S. Government and federal agency securities, mortgage-backed securities and other securities. We have acquired, and may continue to acquire or organize, either directly or indirectly through Astoria Federal, other operating subsidiaries, including other financial institutions.

  Astoria Federal's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, principal repayments and borrowings, primarily in one-to-four family residential mortgage loans and mortgage-backed securities and, to a lesser extent, multi-family residential mortgage loans, commercial real estate loans and consumer loans. In addition, Astoria Federal invests in U.S. Government and federal agency securities and in other investments permitted by federal laws and regulations. Astoria Federal's revenues are derived principally from interest on its mortgage loan and mortgage-backed securities portfolios and interest and dividends on its other securities portfolio. Astoria Federal's cost of funds consists of interest expense on deposits and borrowings.

  Our executive office is located at One Astoria Federal Plaza, Lake Success, New York 11042-1085. The telephone number of Astoria Financial's executive office is (516) 327-3000.

                                USE OF PROCEEDS

  We do not know the number of shares of our common stock that will ultimately be purchased under the Plan, the extent to which shares will be purchased directly from us rather than in the open market, or the prices at which such shares will be purchased. The proceeds from purchases of our common stock directly from us under the Plan will be used for general corporate purposes. We are unable to estimate the amount of the proceeds which will be devoted to any specific purpose.

                            DESCRIPTION OF THE PLAN

  Our shareholders may purchase shares of the our common stock under the Plan by automatic reinvestment of dividends paid on our common stock and by making optional cash payments. The following description of the Plan is qualified in its entirety by reference to the terms and conditions of the Plan. A copy of the Plan is attached hereto as Appendix A.

Purpose

  The Plan offers our shareholders who elect to participate in the Plan, referred to as participants, a simple, convenient and economical way to invest in additional shares of our common stock. Dividends on a participant's common stock will be invested by the Plan Administrator in shares of our common stock. A participant who is a shareholder of record also may make optional cash payments of not less than $50 nor more than $5,000 in total per quarter. Optional cash payments also will be invested by the Plan Administrator in shares of our common stock. To the extent that shares of our common stock purchased under the Plan are purchased from us, we will receive additional funds for general corporate purposes.

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Advantages

  The advantages of the Plan are:

  . There is no cost to a participant to invest funds through the Plan. All expenses, including brokerage commissions and transfer taxes, if any, are paid by us. All service charges, except for those associated with the issuance of share certificates, sales of shares and withdrawal from the Plan, are paid by us.

  . All recordkeeping is done automatically, and a participant is sent details of every transaction.

  . A participant realizes the long-term effects of dollar cost averaging because shares are purchased regularly at prevailing market prices.

Administration

  The Plan Administrator is The Chase Manhattan Bank. The Plan Administrator administers the Plan for participants, keeps records, sends statements of account to participants and performs other duties relating to the Plan. In addition, certain administrative support will be provided to the Plan Administrator by Chase Mellon Shareholder Services, L.L.C., a registered transfer agent. The Plan Administrator will act in the capacity of agent for the participants.

Participation and Enrollment

  A shareholder of record of Astoria Financial may join the Plan at any time after being furnished with a copy of this Prospectus by signing an authorization card and returning it to the Plan Administrator. Beneficial owners of shares of our common stock whose shares are held with a broker or other agent, or in nominee name, may participate only in the dividend reinvestment portion of the Plan by making arrangements with their broker or bank to participate on their behalf through the Depository Trust Company Dividend Reinvestment Service. Brokers and nominees owning shares of our common stock held at Depository Trust Company may participate in the Plan through that service. In order to participate in the optional cash payment portion of the Plan, beneficial owners of shares of our common stock whose shares are registered in nominee name must first become owners of record of shares by having shares transferred into their own names.

  Authorization cards will be processed as promptly as practicable, and participation in the Plan will begin after the properly completed authorization card has been accepted by us and the Plan Administrator. Authorization cards must be received by the Plan Administrator:

  . not later than the record date of the first dividend that the participant desires to have invested in our common stock; and

  . not later than five business days prior to the investment date for optional cash payments. An authorization card is enclosed with this Prospectus.

Reinvestment of Cash Dividends

  Delivery of a properly completed authorization card by a participant results in an election to reinvest cash dividends paid on all of our common stock registered in the participant's name and our common stock held in the participant's Plan accounts. Participants may not elect partial reinvestment of cash dividends.

  When dividends are paid on our common stock, we will pay to the Plan Administrator all cash dividends payable on all shares of our common stock of participants participating in the Plan with respect to the reinvestment of dividends, including all shares previously credited to participants' accounts less taxes withheld, if any. The Plan Administrator will credit such dividends to the accounts of participants, on the basis of the shares of our common stock owned by each participant on the most recent dividend record date and will, on each dividend payment date, use such dividends to purchase our common stock. See "Investment of Funds."

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  SHAREHOLDERS ARE CAUTIONED THAT NEITHER THE PLAN NOR THIS PROSPECTUS
REPRESENTS A STATEMENT REGARDING ASTORIA FINANCIAL'S DIVIDEND POLICY OR A GUARANTEE OF FUTURE DIVIDENDS. THE PAYMENT OF DIVIDENDS ON THE COMMON STOCK WILL BE WITHIN THE DISCRETION OF THE BOARD OF DIRECTORS AND WILL DEPEND UPON ASTORIA FINANCIAL'S EARNINGS, FINANCIAL REQUIREMENTS, GOVERNMENTAL REGULATIONS AND OTHER FACTORS.

  Common stock dividend record dates are likely to occur at least fifteen (15) days after dividends are declared. Dividends are expected to be declared around the end of January, April, July and October each year. Dividend payment dates are expected to occur around the first business day of March, June, September and December each year.

Investment of Optional Cash Payments

  Participants may make optional cash payments, of not less than $50 nor more than $5,000 in total per calendar quarter, to be used for purchasing our common stock under the Plan. Cash payments may be made by completing the tear-off portion of a participant's account statement and sending it, together with a check or money order payable to the Plan Administrator, at the following address:

                            The Chase Manhattan Bank
                                 P.O. Box 3340
                       South Hackensack, New Jersey 07606

  An optional cash payment must be received by the Plan Administrator no earlier than thirty (30) calendar days, and no later than the fifth business day, prior to the next quarterly dividend payment date of Astoria Financial. The date by which optional cash payments must be received is the "Record Date" with respect to such optional cash payments. Once made, an optional cash payment may be withdrawn at any time by providing written notice to the Plan Administrator prior to the fifth business day before the applicable dividend payment date. On the dividend payment date, the Plan Administrator will purchase shares of our common stock for the account of the participant. See "Investment of Funds." No interest will be paid by us or the Plan on optional cash payments held pending investment. Optional cash payments received less than five business days prior to a dividend payment date, or more than thirty
(30) calendar days prior to a dividend payment date, will be returned by the Plan Administrator.

Investment of Funds

  Purchases of shares of our common stock will be made on the applicable dividend payment date, referred to as the "investment date", or, in the case of open market purchases, as soon as practicable. Participants will become owners of the shares purchased for them under the Plan on the date on which such shares are purchased.

  The Plan Administrator will first purchase shares on the Nasdaq National Market, on any national securities exchange on which our common stock may be traded or through negotiated purchases. To the extent that the number of shares available on the Nasdaq National Market or through negotiated purchases within the thirty-day (30) period commencing on the applicable dividend payment date is insufficient to satisfy the number of shares to be purchased for participants, then the Plan Administrator will purchase enough shares from us, either authorized but unissued shares of our common stock or treasury shares of our common stock, to satisfy the number of shares to be purchased for participants.

  Shares purchased by the Plan Administrator on the Nasdaq National Market and in negotiated purchases will be purchased at prevailing prices. The purchase price will be the weighted average purchase price of our common stock purchased with all such dividends and with all such optional cash payments. The price of original issue shares of our common stock will be the average "Market Price" of our common stock for the five trading days immediately preceding the relevant investment date. The Market Price is the closing sales price of our common stock, as quoted on the Nasdaq National Market. A trading day is a day on which a closing sales price is quoted on the Nasdaq National Market.

  The number of shares that will be purchased for each participant will depend on the amount of the participant's reinvestment and/or investment and the purchase price. Each participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested divided by the applicable purchase price, computed to seven decimal places.

Suspension of Plan

  We may suspend the dividend reinvestment feature and/or the optional cash payment feature of the Plan from time to time. Participants will be promptly notified of any such suspension of the Plan. In the event of a suspension of the dividend reinvestment feature, dividends will be paid to participants in cash on dividend payment dates occurring after the date of any notice of suspension and prior to the date of a notice of resumption of the dividend reinvestment feature.

  In the event of a suspension of the optional cash payment feature of the Plan, any optional cash payments:

  . received prior to the date of such notice of suspension and not yet invested; or

  . received after the date of such notice of suspension and before the date of a notice of resumption of the optional cash payment feature will be returned to participants.

  Participants will be promptly notified of the resumption of either the dividend reinvestment feature or the optional cash payment feature of the Plan.

Account Statement

  Each participant will receive a statement of account after each purchase. The statement will detail the amount of the most recent reinvestment and/or cash investment, the price per share, the number of shares purchased, and the total number of shares held in the participant's account. These statements are a participant's record of the costs of his or her purchases and should be retained for income tax purposes. Each participant will also receive copies of other communications sent to holders of shares of our common stock and Internal Revenue Service information for reporting dividend income received.

Certificates for Shares

  Shares of our common stock purchased under the Plan for the accounts of participants will be registered in the name of the Plan Administrator or its nominee.

  Certificates for any number of whole shares credited to an account under the Plan will be issued upon receipt by the Plan Administrator of the completed tear-off portion of the participant's account statement, along with a check or money order for $5.00 or such other amount representing the applicable service charge imposed by the Plan Administrator, payable to the Plan Administrator. Any remaining full shares and fractions of a share will continue to be credited to the participant's account. Certificates for fractions of shares will not be issued.

Share Sales

  A participant may request that the Plan Administrator sell any number of full shares held in his or her account by sending to the Plan Administrator the completed tear-off portion of the account statement, along with a check or money order for $15.00 or such other amount representing the applicable service charge imposed by the Plan Administrator, payable to the Plan Administrator, to the following address:

                            The Chase Manhattan Bank
                                 P.O. Box 3340
                       South Hackensack, New Jersey 07606

  If a service charge is not transmitted, the Plan Administrator may apply a portion of the proceeds from such sale to satisfy the applicable charge. Upon receipt of a properly completed request, a participant's shares will be sold on the open market or to the Plan. The price per share sold will be the average price of all shares sold on behalf of participants during a specific period or, if the sale is to the Plan, the closing sales price of our common stock on the Nasdaq National Market on the date a participant's request is received.

Withdrawal from the Plan

  A participant may withdraw from the Plan by sending the completed tear-off portion of the account statement to the Plan Administrator, along with a check or money order for $15.00, or such other amount representing the applicable service charge imposed by the Plan Administrator, payable to the Plan Administrator, to the address specified under "Share Sales." Notice of a participant's withdrawal from the Plan must be received at least three business days prior to the applicable dividend record date with respect to the reinvestment of dividends on the dividend payment date. All optional cash payments received prior to a Record Date for optional cash payments will be invested in shares of our common stock on the next relevant investment date following the Record Date unless a withdrawal notice is received by the Plan Administrator before the Record Date.

  When a participant withdraws from the Plan, or upon termination of the participant's participation in the Plan or termination of the Plan by us, certificates for whole shares credited to the participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share based on the then current market price of our common stock.

  When withdrawing from the Plan, the participant may also request that all or part of the whole shares credited to his or her account in the Plan be sold. A sale shall be made for the participant by the Plan Administrator as soon as practicable after the request is received. The participant will receive the proceeds from such sale, less related brokerage fees or commissions and any applicable transfer taxes.

  The Plan Administrator may terminate a participant's participation in the Plan after mailing a notice of intention to terminate to the participant at his or her address as it appears in the Plan Administrator's records. We reserve the right to terminate any participant's participation in the Plan at any time for any reason, including, without limitation, arbitrage-related activities, transactional profit activities and excessive re-enrollments.

  A shareholder may re-enter the Plan by following the procedures applicable for initial enrollment in the Plan. However, we reserve the right to reject any authorization card from a previous participant in the event of excessive enrollments and withdrawals.

Voting Rights

  Shares held by the Plan Administrator for a participant will be voted in the same manner as the participant directs with respect to shares held in his or her own name. If the only shares owned of record by a participant are held by the Plan Administrator, a participant may vote such shares by the same procedure as if the participant held shares in his or her own name.

  For each meeting of shareholders, the participant will receive a proxy card which will enable the participant to vote the shares registered in his or her own name, or shares held by the Plan Administrator, if the participant otherwise is not the owner of record of shares. If no instructions are received on a properly signed returned proxy card with respect to any item thereon, all of a participant's whole shares, those registered in his name and those credited to his account under the Plan, will be voted by complying with the recommendations of our Board of Directors. If the proxy card is not returned or if it is returned unsigned, none of the participant's shares will be voted unless the participant votes in person.

Stock Dividends, Stock Splits and Rights Offerings

  Any stock dividends or split shares distributed by us on shares credited to the account of a participant under the Plan will be added to the participant's account. Stock dividends or split shares distributed on shares registered in the name of a participant, or shares not held by the Plan Administrator, will be mailed directly to the participant in the same manner as to shareholders who are not participating in the Plan.

  Warrants representing rights on any shares of our common stock, both whole and fractional, credited to a participant's account will be mailed directly to the participant in the same manner as to shareholders who do not participate in the Plan.

Pledge or Assignment of Shares

  Shares credited to the account of a participant under the Plan may not be pledged or assigned and any such purported pledge or assignment will be void.

Disposition of Shares

  If a participant disposes of our common stock registered in his or her name, the dividends on shares previously credited to his or her account under the Plan will continue to be reinvested until the participant withdraws from the Plan, as described under "Withdrawal from the Plan."

Federal Income Tax Consequences

  Participants in the Plan have the same federal income tax obligations with respect to their invested dividends as do shareholders who are not participants in the Plan. Therefore, dividends which a participant reinvested under the Plan will be treated for federal income tax purposes as having been received even though the participant does not actually receive them in cash but, instead, uses them to purchase shares under the Plan. The Internal Revenue Service has taken the position that brokerage commissions incurred in connection with open market stock purchases on behalf of participants in similar plans that are not paid by the participants constitute dividend income to such participants. The tax basis of shares acquired under the Plan, whether acquired with reinvested dividends or with optional cash payments, is equal to their purchase price under the Plan, increased by the amount of the brokerage commissions treated as dividend income.

  The holding period for shares credited to a participant's Plan account under the dividend reinvestment aspect of the Plan will begin on the day following the dividend payment date. The holding period for shares purchased by optional cash payments will begin on the day following the date of purchase. Because tax consequences may differ among participants in the Plan, each participant should discuss specific tax questions regarding participation in the Plan with his or her own tax advisor.

  A participant who receives, upon withdrawal from or termination of the Plan, cash for a fractional share credited to the participant's account will realize gain or loss. Gain or loss will also be realized by a participant upon a sale or exchange of shares registered in his or her name and by a stockholder upon the sale or exchange of shares after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount received for each whole and fractional share and the seller's basis. Such gain or loss will be a capital gain or loss if the shares sold were held as a capital asset. Such capital gain or loss will be long term if the seller held the shares sold for more than one year.

  In the case of a foreign participant whose dividends are subject to federal income tax withholding, the amount of tax required to be withheld will be deducted from the amount of cash dividends to determine the amount of dividends to be reinvested.

Modification and Termination of Plan

  We reserve the right to suspend, modify or terminate the Plan, or the participation in the Plan by any participant, at any time. All Participants affected by any such action will receive notice of suspension, modification or termination. Our right to modify the Plan includes the right to increase or decrease the minimum and maximum amounts of optional cash payments which may be made under the Plan and to impose fees in connection with participation in the Plan. Revisions in such minimum and maximum amounts and in the fee structure of the Plan will only be made upon thirty (30) days' prior notice to participants.

Interpretation

  The Plan shall be interpreted and regulated by us. All such interpretations and regulations shall be conclusive.

                                 LEGAL MATTERS

  The legality of the shares of our common stock offered under the Plan will be passed upon us by our special counsel, Thacher Proffitt & Wood.

                                    EXPERTS

  The consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in this Prospectus and in the Registration Statement of which this Prospectus is a part, have been audited by KPMG LLP, independent auditors, to the extent and for the periods indicated in their report. Such financial statements have been included in reliance upon the report of KPMG LLP incorporated by reference in this Prospectus.

                                INDEMNIFICATION

Disclosure of Commission Position on Indemnification For Securities Act Liabilities

  The General Corporation Law of the State of Delaware contains provisions permitting indemnification of our officers and directors which may be sufficiently broad to indemnify them for liabilities arising under the Securities Act. Moreover, our Certificate of Incorporation contains provisions on indemnification of officers and directors. We have a directors' and officers' liability and corporation reimbursement insurance policy protecting our directors and officers and subsidiaries against liability arising from any claim for breach of duty, neglect, error, misstatement, misleading statement, omission or any other wrongful act, subject to certain exceptions, committed by reason of the director or officer acting in such capacity. In addition, the Plan provides that we, including our officers, directors and employees, shall be indemnified against any and all liability arising by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                                                        ANNEX A

                         ASTORIA FINANCIAL CORPORATION

                        AUTOMATIC DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN

  The Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Astoria Financial Corporation ("Astoria" or "Company") described herein provides holders of Astoria's Common Stock, par value $.01 per share ("Common Stock"), with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. A minimal fee will be required when participation in the Plan is terminated.

1. Administration of the Plan

  The Plan Administrator shall be The Chase Manhattan Bank ("Chase") or such other banking institution as shall be selected by the Board of Directors of Astoria. The Plan Administrator shall administer the Plan for participants, keep records, send statements of account to participants pursuant to Section 7 hereof and perform other duties relating to the Plan. In addition, certain administrative support will be provided to the Plan Administration by Chase Mellon Shareholder Services, L.L.C., a registered transfer agent. The Plan Administrator will act in the capacity of agent for the participants.

2. Eligibility to Participate

  (a) A shareholder of record of Astoria may join the Plan at any time by signing an authorization card ("Authorization Card") and returning it to the Plan Administrator.

  (b) Participants whose shares are held in nominee name (i.e. shares held with a broker or other agent) may participate only in the dividend reinvestment portion of the Plan by making arrangements with their broker or bank to participate on their behalf through the Depository Trust Company Dividend Reinvestment Service. Brokers and nominees owning Common Stock held at Depository Trust Company may participate in the Plan through such service. In order to participate in the optional cash payment portion of the Plan set forth in Section 4 hereof, beneficial owners of shares of Common Stock whose shares are registered in nominee name must first become owners of record of such shares by having those shares transferred into their own names.

3. Participation in the Plan

  (a) All Authorization Cards shall be in a form satisfactory to Astoria and the Plan Administrator and must be received by the Plan Administrator (i) not later than the record date of the first dividend that the participant desires to have invested in Common Stock pursuant to the Plan and (ii) not later than five business days prior to the investment date for optional cash payments, in accordance with Section 4 hereof.

4. Optional Cash Payments

  (a) At any time and from time to time, a participant may make an optional cash payment of not less than $50 per quarter, to be used for purchasing Common Stock pursuant to the Plan, as described below; provided, however, that the sum of a participant's optional cash payments in any quarter may not exceed $5,000. The limitations set forth in the preceding sentence pertaining to the minimum and maximum quarterly amount of optional cash payments may be modified in accordance with Section 15.

  (b) An optional cash payment must be received by the Plan Administrator no earlier than thirty (30) calendar days, and no later than the fifth business day, prior to the dividend payment date in which it is to be invested in accordance with Section 6, which date shall be the record date for such optional cash payments. Once made, an optional cash payment may be withdrawn at any time by delivering written notice to the Plan

Administrator prior to the fifth business day prior to such dividend payment date. Provided that an optional cash payment has cleared and is not withdrawn by the close of business on the fifth business day prior to a dividend payment date, then, on such dividend payment date, the Plan Administrator shall invest the participant's optional cash payment by purchasing shares of Astoria Common Stock in accordance with Section 6 hereof. No interest will be paid by Astoria or the Plan on optional cash payments held pending investment. Optional cash payments received less than five business days prior to a dividend payment date, or more than thirty (30) calendar days prior to a dividend payment date, will be returned by the Plan Administrator.

  (c) Notwithstanding anything to the contrary contained in this Plan, Astoria may suspend the optional cash payment feature of the Plan from time to time. Participants will be promptly notified of any such suspension of the optional cash payment feature of the Plan and any optional cash payments (i) received prior to the date of such notice of suspension and not yet invested or (ii) received after the date of such notice of suspension and before the date of a notice of resumption of the optional cash payment feature will be returned to participants. Participants will be promptly notified of the resumption of the optional cash payment feature of the Plan.

  (d) Optional cash payments may be made by check or money order payable to the Plan Administrator, Chase.

  (e) The number of shares of Common Stock purchased for each participant with such participant's optional cash payment shall be computed (to four decimal places) by dividing (a) such participant's optional cash payment by (b) the purchase price described in Section 6 hereof.

5. Payment and Reinvestment of Dividends

  (a) As and when dividends are paid on the Common Stock, Astoria will promptly pay to the Plan Administrator all dividends payable on shares participating in the Plan with respect to the reinvestment of dividends (including all shares credited to participants' accounts) (less taxes withheld, if any). The Plan Administrator shall credit such dividends to the accounts of the respective participants (on the basis of such participating shares owned by each participant on the most recent dividend record date) and shall on each dividend payment date reinvest such dividends by purchasing Astoria Common Stock in accordance with Section 6 hereof. The number of shares of Common Stock purchased for each participant with reinvested dividends shall be computed (to four decimal places) by dividing (a) the dividend credited to the participant's account by (b) the purchase price described in Section 6 hereof.

  (b) Notwithstanding anything to the contrary contained in this Plan, Astoria may suspend the dividend reinvestment feature of the Plan from time to time. Participants will be promptly notified of any such suspension of the dividend reinvestment feature of the Plan and, in the event of such suspension, any and all dividends will be paid to participants in cash with respect to any dividend payment date occurring after the date of any such notice of suspension and prior to the date of a notice of resumption of the dividend reinvestment feature. Participants will be promptly notified of the resumption of the dividend reinvestment feature of the Plan.

6. Purchases

  (a) Purchases of shares of Common Stock will be made on the relevant investment date, which shall be a dividend payment date, or, in the case of open market purchases, as soon thereafter as shall be practicable. Participants will become owners of the shares purchased for them under the Plan on the date on which such shares are purchased.

  (b) The Plan Administrator will first purchase shares on any national securities exchange on which the Common Stock is traded or, if not traded on an exchange, in the over-the-counter market or through negotiated purchases. To the extent that the number of shares available on an exchange, in the over-the-counter market or through negotiated purchases within the thirty-day period commencing on the applicable dividend payment date is insufficient to satisfy the number of shares to be purchased for participants, then the Plan Administrator shall purchase enough shares from Astoria, either authorized but unissued shares of Common Stock or treasury shares of Common Stock, to satisfy the number of shares to be purchased for participants.

  (c) Shares purchased by the Plan Administrator on an exchange, in the over-the-counter market and in negotiated transactions will be purchased at prevailing prices. The purchase price will be the weighted average purchase price of the Common Stock purchased with all such dividends and with all such optional cash payments. The price of original issue shares of Common Stock shall be the average "Market Price" for the five trading days immediately preceding the relevant investment date. The Market Price shall be the closing sales price of the Common Stock, as reported in the Wall Street Journal for applicable exchange transactions or as quoted on the Nasdaq National Market for over-the-counter transactions. A trading day is a day on which a closing sales price is quoted on the applicable exchange or the Nasdaq National Market.

  (d) The number of shares that will be purchased for each participant will depend on the amount of the participant's reinvestment and/or investment and the purchase price. Each participant's account will be credited with that number of shares (including fractions computed to four decimal places) equal to the total amount to be invested divided by the applicable purchase price (computed to seven decimal places).

  (e) The Board of Directors of Astoria shall reserve a sufficient number of shares of Common Stock for issuance pursuant to the Plan.

7. Reports to Participants

  Each participant in the Plan shall receive a statement of account after each purchase. The statement will set forth the amount of the most recent reinvestment and/or investment, the price per share, the number of shares purchased, and the total number of shares held in the participant's account. These statements are a participant's record of the costs of his purchases and should be retained for income tax purposes. In addition, each participant shall receive copies of other communications sent to holders of shares of Common Stock and Internal Revenue Service information for reporting dividend income received.

8. Certificates for Shares; Share Sales

  (a) Shares of Common Stock purchased under the Plan for the accounts of participants shall be registered in the name of the Plan Administrator or its nominee and shall not be issued to participants until requested in writing to the Plan Administrator.

  (b) Certificates for any number of whole shares credited to an account under the Plan will be issued at any time upon receipt by the Plan Administrator of a written notice of partial issuance (consisting of the tear-off portion of the account statement), along with a check or money order for $5.00 (or such other amount representing the applicable service charge imposed by the Plan Administrator), payable to the Plan Administrator, Chase. Any remaining full shares and fractions of a share will continue to be credited to the participant's account.

  (c) Certificates for fractions of shares will not be issued under any circumstances.

  (d) A participant may request the Plan Administrator to sell any number of full shares held in such participant's account. Requests may be made by sending to the Plan Administrator written notice of sale of shares (consisting of the tear-off portion of the account statement), along with a check or money order for $15.00 (or such other amount representing the applicable service charge imposed by the Plan Administrator), payable to the Plan Administrator, Chase. If such funds are not transmitted, the Plan Administrator reserves the right to apply a portion of the proceeds from such sale to satisfy the applicable charge. Upon receipt of a properly completed request, a participant's shares will be sold on the open market or to the Plan. The price per share sold will be the average price of all shares sold on behalf of participants' during a specific period or, if the sale is to the Plan, the closing price on the date a participant's request is received.

9. Pledge or Assignment of Shares

  Shares credited to the account of a participant (those registered in the name of the Plan Administrator or its nominee) may not be pledged or assigned and any such purported pledge or assignment will be void.

10. Disposition of Shares

  If a participant disposes of Common Stock registered in his or her name, the dividends on shares previously credited to his or her account under the Plan will continue to be reinvested until the participant withdraws from the Plan pursuant to Section 11 herein.

11. Withdrawal; Termination of Participation

  (a) A participant may withdraw from the Plan by sending a written withdrawal notice (consisting of the tear-off portion of the account statement) to the Plan Administrator, along with a check or money order for $15.00 (or such other amount representing the applicable service charge imposed by the Plan Administrator), payable to the Plan Administrator, Chase. When a participant withdraws from the Plan, or upon termination of the participant's participation in the Plan or termination of the Plan by Astoria, certificates for whole shares credited to the participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share based on the then current Market Price of the Common Stock.

  (b) Upon a participant's withdrawal from the Plan, the participant may also request that all or part of the whole shares credited to his account in the Plan be sold. If a participant makes such a request, the sale shall be made for the participant by the Plan Administrator as soon as practicable after the request is received. The participant shall receive the proceeds from such sale, less related brokerage fees or commissions and less any applicable transfer taxes.

  (c) A participant may withdraw from the Plan by notice to the Plan Administrator, which notice must be received at least three business days prior to the applicable dividend record date with respect to the reinvestment of dividends on the dividend payment date immediately following such dividend record date. All optional cash payments received prior to a record date for such optional cash payments will be invested in shares of Common Stock on the next relevant investment date following such record date unless a withdrawal notice is received by he Plan Administrator before such record date.

  (d) The Plan Administrator may terminate a participant's participation in the Plan after mailing a notice of intention to terminate to the participant at his or her address as it appears in the Plan Administrator's records. Astoria reserves the right to terminate any participant's participation in the Plan at any time for any reason, including, without limitation, arbitrage-related activities, transactional profit activities and excessive re-enrollments.

  (e) When a participant withdraws from the Plan, a cash adjustment representing any fraction of a share credited to the participant's account will be mailed directly to the participant. The cash payment will be based on the Market Price of the Common Stock on the effective date of withdrawal.

  (f) A shareholder may re-enter the Plan by following the procedures applicable for initial enrollment in the Plan. However, Astoria reserves the right to reject any Authorization Card from a previous participant in the event of excessive enrollments and withdrawals.

12. Non-Cash Dividends and Stock Splits; Rights Offerings

  (a) Any stock dividends or split shares distributed by Astoria on shares credited to the account of a participant under the Plan will be added to the participant's account. Stock dividends or split shares distributed on shares registered in the name of a participant will be mailed directly to the participant in the same manner as to shareholders who are not participating in the Plan.

  (b) Warrants representing rights on any shares of Common Stock, both whole and fractional, credited to a participant's account will be mailed directly to the participant in the same manner as to shareholders who do not participate in the Plan.

13. Voting Rights

  (a) Shares held by the Plan Administrator for a participant will be voted as the participant directs with respect to shares held in his or her own name.

  (b) For each meeting of shareholders, the participant shall receive a proxy card which will enable the participant to vote the shares registered in his or her own name. If the proxy card is returned properly signed and marked for voting, all whole shares held for the participant under the Plan shall be voted in the same manner as the shares owned directly by the participant. The total number of whole shares held under the Plan may also be voted in person at a meeting.

  (c) If no instructions are received on a properly signed returned proxy card with respect to any item thereon, all of a participant's whole shares (those registered in his name and those credited to his account under the Plan) will be voted in accordance with the recommendations of Astoria's Board of Directors. If the proxy card is not returned or if it is returned unsigned, none of the participant's shares will be voted unless the participant votes in person.

14. Foreign Shareholders

  In the case of a foreign shareholder whose dividends are subject to federal income tax withholding, the amount of tax required to be withheld will be deducted from the amount of cash dividends to determine the amount of dividends to be reinvested.

15. Modification and Termination of Plan

  Astoria (through its Board of Directors) reserves the right to suspend, modify or terminate the Plan, or the participation in the Plan by any participant, at any time, including the right to suspend the optional cash payment feature and dividend reinvestment feature of the Plan, as described in Sections 4 and 5 hereof. All participants affected by such action shall receive notice of any such suspension, modification or termination. Astoria's right to modify the Plan includes the right to increase or decrease the minimum and maximum amounts of optional cash payments which may be made under the Plan and to impose fees in connection with participation in the Plan. Revisions in such minimum and maximum amounts and in the fee structure of the Plan will only be made upon 30 days' prior notice to participants.

16. Fees and Commissions

  Except as described in Sections 8 and 11 hereof, Astoria shall pay all fees and brokerage commissions in connection with the Plan.

17. Interpretation

  The Plan shall be interpreted and regulated by Astoria. All such interpretations and regulations shall be conclusive.

18. No Liability

  In administering the Plan, Astoria and the Plan Administrator (including all of their officers, directors, employees and agents) will not be liable for any act done in good faith or for any good faith omission to act, including without limitation, (a) any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, (b) any claim of liability with respect to the prices at which shares are purchased or sold for participants' accounts or the time such purchases or sales are made or (c) any fluctuation in the market value of the Common Stock before, at or after purchases or sales are made pursuant to the Plan.

19. Termination or Resignation of Plan Administrator

  Astoria may terminate the Plan Administrator's services under the Plan upon thirty (30) days prior written notice to the Plan Administrator. The Plan Administrator may resign upon ninety (90) days prior written notice to Astoria.

20. Governing Law

  The terms, conditions and operation of the Plan shall be governed by the laws of the State of New York.